Citigroup Global Markets Holdings Inc. Fully and Unconditionally Guaranteed by Citigroup Inc.

Term Sheet No. 2026-USNCH32651

dated June 23, 2026 relating to
Preliminary Pricing Supplement No. 2026-USNCH32651

dated June 23, 2026

Registration Statement Nos. 333-293732 and 333-293732-02

Filed Pursuant to Rule 433

Market Linked Securities— Leveraged Upside Participation to a Cap and Buffered Downside with Multiplier

Principal at Risk Securities Linked to the S&P 500® Index due June 29, 2028

Term Sheet to Preliminary Pricing Supplement No. 2026-USNCH32651 dated June 23, 2026

Summary of Terms

Issuer and Guarantor:	Citigroup Global Markets Holdings Inc. (issuer) and Citigroup Inc. (guarantor)
Underlying:	The S&P 500® Index
Pricing Date*:	June 25, 2026
Issue Date*:	June 30, 2026
Stated Principal Amount:	$1,000 per security
Maturity Payment Amount (per security):

• if the ending value is greater than the starting value: $1,000 plus the lesser of: (i) $1,000 × underlying return × participation rate; and (ii) the maximum return;

• if the ending value is less than or equal to the starting value, but greater than or equal to the threshold value: $1,000; or

• if the ending value is less than the threshold value: $1,000 + [$1,000 × (underlying return + buffer amount) × multiplier]

Participation Rate:	125%
Maximum Return:	At least 19.25% of the stated principal amount ($192.50 per security), to be determined on the pricing date
Calculation Day*:	June 26, 2028
Maturity Date*:	June 29, 2028
Underlying Return:	(ending value – starting value) / starting value
Starting Value:	The closing value of the underlying on the pricing date
Threshold Value:	85% of the starting value
Multiplier:	100% divided by 85%, which is approximately 1.18
Buffer Amount:	15%
Ending Value:	The closing value of the underlying on the calculation day
Calculation Agent:	Citigroup Global Markets Inc. (“CGMI”), an affiliate of Citigroup Global Markets Holdings Inc.
Denominations:	$1,000 and any integral multiple of $1,000
Agent Discount**:	Up to 2.575%; dealers, including those using the trade name Wells Fargo Advisors (“WFA”), may receive a selling concession of 2.00% and WFA may receive a distribution expense fee of 0.075%.
CUSIP / ISIN:	17332YG44 / US17332YG443
United States Federal Tax Considerations:	See the preliminary pricing supplement.

*subject to change

**In addition, CGMI may pay a fee of up to 0.20% to selected securities dealers in consideration for marketing and other services in connection with the distribution of the securities to other securities dealers.

Hypothetical Payout Profile (maturity payment amount)***

***assumes a maximum return equal to the lowest possible maximum return that may be determined on the pricing date

If the ending value is less than the threshold value, you will lose approximately 1.18% of the stated principal amount for every 1% decline in the value of the underlying in excess of the buffer amount and will lose some, and possibly all, of the stated principal amount of your securities at maturity.

On the date of the related preliminary pricing supplement, Citigroup Global Markets Holdings Inc. expects that the estimated value of the securities on the pricing date will be at least $916.50 per security, which will be less than the public offering price. The estimated value of the securities is based on CGMI’s proprietary pricing models and Citigroup Global Markets Holdings Inc.’s internal funding rate. It is not an indication of actual profit to CGMI or other of Citigroup Global Markets Holdings Inc.’s affiliates, nor is it an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you at any time after issuance. See “Valuation of the Securities” in the accompanying preliminary pricing supplement.

Preliminary Pricing Supplement: https://www.sec.gov/Archives/edgar/data/831001/000095010326009351/ dp248757_424b2-us26m9916d.htm

The securities have complex features and investing in the securities involves risks not associated with an investment in conventional debt securities. See “Summary Risk Factors” in this term sheet and the accompanying preliminary pricing supplement and “Risk Factors” in the accompanying product supplement.

This introductory term sheet does not provide all of the information that an investor should consider prior to making an investment decision.

Investors should carefully review the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus before making a decision to invest in the securities.

NOT A BANK DEPOSIT AND NOT INSURED OR GUARANTEED BY THE FDIC OR ANY OTHER GOVERNMENTAL AGENCY

Summary Risk Factors

The risks set forth below are discussed in detail in the “Summary Risk Factors” section in the accompanying preliminary pricing supplement and the “Risk Factors” section in the accompanying product supplement. Please review those risk disclosures carefully.

•	You May Lose Some Or All Of Your Investment.

•	The Securities Do Not Pay Interest.

•	Your Potential Return On The Securities Is Limited.

•	You Will Not Receive Dividends Or Have Any Other Rights With Respect To The Securities Included In The Underlying.

•	Your Maturity Payment Amount Depends On The Value Of The Underlying On A Single Day.

•	The Securities Are Subject To The Credit Risk Of Citigroup Global Markets Holdings Inc. And Citigroup Inc.

•	The Securities Will Not Be Listed On Any Securities Exchange And You May Not Be Able To Sell Them Prior To Maturity.

•	The Estimated Value Of The Securities On The Pricing Date, Based On CGMI’s Proprietary Pricing Models And Our Internal Funding Rate, Is Less Than The Public Offering Price.

•	The Estimated Value Of The Securities Was Determined For Us By Our Affiliate Using Proprietary Pricing Models.

•	The Estimated Value Of The Securities Would Be Lower If It Were Calculated Based On Wells Fargo’s Determination Of The Secondary Market Rate With Respect To Us.

•	The Estimated Value Of The Securities Is Not An Indication Of The Price, If Any, At Which Any Person May Be Willing To Buy The Securities From You In The Secondary Market.

•	The Value Of The Securities Prior To Maturity Will Fluctuate Based On Many Unpredictable Factors.

•	We Have Been Advised That, Immediately Following Issuance, Any Secondary Market Bid Price Provided By Wells Fargo, And The Value That Will Be Indicated On Any Brokerage Account Statements Prepared By Wells Fargo Or Its Affiliates, Will Reflect A Temporary Upward Adjustment.

•	Our Offering Of The Securities Is Not A Recommendation Of The Underlying.

•	The Closing Value Of The Underlying May Be Adversely Affected By Our Or Our Affiliates’, Or By Wells Fargo And Its Affiliates’, Hedging And Other Trading Activities.

•	We And Our Affiliates And Wells Fargo And Its Affiliates May Have Economic Interests That Are Adverse To Yours As A Result Of Our And Their Respective Business Activities.

•	The Calculation Agent, Which Is An Affiliate Of Ours, Will Make Important Determinations With Respect To The Securities.

•	Changes That Affect The Underlying May Affect The Value Of Your Securities.

•	The Stated Maturity Date May Be Postponed If The Calculation Day Is Postponed.

•	The U.S. Federal Tax Consequences Of An Investment In The Securities Are Unclear.

Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed a registration statement (including a related preliminary pricing supplement, an accompanying product supplement, underlying supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. You should read the related preliminary pricing supplement and the accompanying product supplement, underlying supplement, prospectus supplement and prospectus in that registration statement (File Nos. 333-293732 and 333-293732-02) and the other documents Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed with the SEC for more complete information about Citigroup Global Markets Holdings Inc., Citigroup Inc. and this offering. You may get these documents for free by visiting EDGAR on the SEC’s website at www.sec.gov. Alternatively, you can request the related preliminary pricing supplement, accompanying product supplement, underlying supplement, prospectus supplement and prospectus by calling toll-free 1-800-831-9146.

Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo Finance LLC and Wells Fargo & Company.

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